News Release Exhibit 99.1
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852

ALTUS PHARMACEUTICALS APPOINTS GEORGES GEMAYEL
CHIEF EXECUTIVE OFFICER AND MEMBER OF BOARD OF DIRECTORS

CAMBRIDGE, Mass. – May 22, 2008 — Altus Pharmaceuticals Inc. (NASDAQ: ALTU), today announced the appointment of Georges Gemayel, Ph.D. as Chief Executive Officer and a member of the Company’s Board of Directors, effective June 2, 2008. Dr. Gemayel joins Altus Pharmaceuticals from Genzyme Corporation where he was Executive Vice President and a company officer. Dr. David Pendergast, who was serving as Executive Chairman, will continue as Chairman of the Altus Board.

“Georges is the ideal person to lead Altus. He is a proven leader with extensive industry experience and skills spanning operations management, clinical development, regulatory strategy, corporate alliance management, product launch and marketing,” said Dr. David Pendergast, Chairman of Altus’ Board of Directors. “Throughout his tenures at Genzyme and Roche, Georges has demonstrated exceptional leadership and vision as well as the ability to deliver results by driving programs through clinical and operational challenges. He has a track record of successfully building commercial teams and working with collaborators to maximize product opportunities, and we are delighted that he will be guiding the Company forward.”

“I am honored to join Altus at this critical time in the Company’s history. I believe the Company’s technology, pipeline of protein therapeutics and enzyme replacement therapies hold tremendous clinical potential and value,” commented Dr. Gemayel. “I look forward to working with the entire Altus team on achieving our near-term goals, driving Trizytek™ toward commercialization and building long-term value for our shareholders.”

Dr. Gemayel joined Genzyme in 2003. He was responsible for the company’s therapeutics, transplant, renal and biosurgery businesses. Before he joined Genzyme, Dr. Gemayel worked for the health care company Hoffman-LaRoche for 16 years. There he served as vice president of the U.S. Specialty Care Business with responsibilities for oncology, transplantation, hepatitis, HIV and dermatology. He also was the general manager of Hoffman-LaRoche Portugal. Dr. Gemayel completed his doctorate in pharmacy at St. Joseph University in Beirut and earned a Ph.D. in pharmacology at Paris-Sud University.

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In connection with joining the Company, Dr. Gemayel will be granted stock options to purchase up to 900,000 shares of common stock of Altus Pharmaceuticals at an exercise price per share equal to the closing price of the Company’s common stock on June 2, 2008, the first day of Dr. Gemayel’s employment with the Company. The total grant will be comprised of options to purchase 560,000 shares under the Company’s stock option plan and an inducement grant of a non-qualified option to purchase 340,000 shares. The inducement award was granted in reliance upon NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv). Both the option grant under the stock option plan and the inducement grant will have a ten-year term. The first 25 percent of all such options will vest on the first anniversary of Dr. Gemayel’s employment with the Company, and the remaining 75 percent will vest quarterly over the following three years, subject to continued employment or service through each relevant vesting date. The inducement award will be granted on substantially identical terms and conditions as those contained in the Company’s stock option plan.

About Altus Pharmaceuticals Inc.
Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com. Trizytek™ is a trademark of Altus Pharmaceuticals.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the employment of Dr. Georges Gemayel. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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